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November 30, 2010

Uranerz Energy Corporation
1701 East “E” Street, PO Box 50850
Casper, Wyoming 82605-0850

Attention:	Mr. Glenn Catchpole, President and CEO

Dear Sirs:

Re:  Uranerz Energy Corporation

We have acted as special counsel to Uranerz Energy Corporation, a Nevada corporation (the “Company”), in connection with the public offering by the Company (the “Offering”) of up to US$20,000,000 of shares (each a “Share”) of common stock, par value $0.001 per share of the Company (“Common Stock”).  The Shares will be been offered and sold pursuant to the sales agreement dated November 30, 2010 (the “Sales Agreement”) entered into between the Company and Haywood Securities (USA) Inc., as agent (the “Agent”).  The Shares are being offered pursuant to the registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement was declared effective by the SEC on August 20, 2009.

Participation

We have participated in the preparation of the following in connection with the Offering, each of which documents we have reviewed in delivering our opinions set forth herein:

•	the Registration Statement,

•	the base prospectus filed with the SEC under Rule 424(b) of the Act on August 21, 2009 (the “Base Prospectus”),

•	the final U.S. prospectus supplement with respect to the Offering filed with the SEC on November 30, 2010, which together with the Base Prospectus is referred to as the “Prospectus”, and

•	the Sales Agreement.

The Base Prospectus and the Final Prospectus are together referred to herein as the “Prospectus”.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5) in connection with the Offering.  No opinion is expressed as to the contents of the Registration Statement, the Prospectus or any Prospectus Supplement, other than the opinions expressly set forth herein relating to the Shares.

Documents Reviewed

In rendering the opinions set forth below, we have reviewed the following documents in addition to those documents referred to above:

•	the Company’s Amended and Restated Articles of Incorporation as filed with the Nevada Secretary of State on July 8, 2009 (as amended and restated, the “Articles of Incorporation”),

•	the Company’s Amended and Restated Bylaws (as amended and restated, the “Bylaws”),

•	a Certificate of Existence with Status in Good Standing issued by the Nevada Secretary of State dated November 29, 2010,

•	certain records of the Company’s corporate proceedings as reflected in its minute books, including resolutions of the directors approving, among other things, the Offering and the Sales Agreement, and

•	other documents as we have deemed relevant.

In addition, we have relied upon certificates of officers of the Company and of public officials as to certain questions of fact material to our opinions. For purposes of this opinion, we have not reviewed any documents other than the documents listed above.  In particular, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us.

Assumptions, Limitations and Qualifications

Our opinions expressed herein are subject in all respects to the following assumptions, limitations and qualifications:

•
all Shares will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and the Sales Agreement,

•
the Articles of Incorporation and the Bylaws of the Company in the form reviewed by us are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in each case since the date hereof,

•	the minute books of the Company reflect all corporate proceedings of the Company, are accurate and up-to-date, and correctly reflect the directors and officers of the Company,

•
each of the statements made and certified in each certificate of any officer of the Company delivered to us in connection with this opinion were true and correct when made, have at no time since being made and certified become untrue or incorrect, and remain true and correct on the date hereof.

In addition, we have assumed:

•	the legal capacity of all natural persons,

•	genuineness of all signatures on documents examined by us,

•	the authenticity of all documents submitted to us as originals,

•	the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and

•	that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of applicable law as the same exists on the date hereof.  We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

The foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws, that, in our experience, are normally applicable to transactions such as the Offering.  We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company.

Opinion

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action on the part of the Company and upon issuance of the Shares in the manner contemplated by the Sales Agreement, the Prospectus and the Prospectus Supplement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

Consent

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the Offering. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

/s/ Lang Michener LLP

Lang Michener LLP